As Filed With the Securities and Exchange Commission on September 9, 2004

Registration No. 333-____________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GTx, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	62-1715807 (I.R.S. Employer Identification No.)

GTx, Inc. 3 N. Dunlap Street 3rd Floor, Van Fleet Building Memphis, Tennessee (Address of Principal Executive Offices)	38163 (Zip Code)

GTx, Inc. Directors’ Deferred Compensation Plan
(Full title of the plan)

Mitchell S. Steiner
Chief Executive Officer
GTx, Inc.
3 N. Dunlap Street
3rd Floor Van Fleet Building
Memphis, Tennessee 38163
(Name and address of agent for service)

(901) 523-9700
(Telephone number, including area code, of agent for service)

Copy to:

Robert J. DelPriore, Esq.
Bass, Berry & Sims PLC
100 Peabody Place, Suite 900
Memphis, TN 38103

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities to	Amount	offering price per	aggregate offering	Amount of
be registered	to be registered	share(2)	price(2)	registration fee
Common Stock, par value $0.001 per share	250,000 shares	$11.28	$2,820,000	$357.29
Deferred Compensation Obligations	$500,000 (1)	100%	$500,000	$63.35
TOTAL				$420.64

(1)	The deferred compensation obligations are unsecured obligations of GTx, Inc. to pay deferred compensation in the future to eligible participants, in accordance with the terms of the GTx, Inc. Directors’ Deferred Compensation Plan.

(2)	The price is solely for the purpose of calculating the registration fee, based upon the average of the high and low prices per share of the Corporation’s Common Stock on the Nasdaq National Market on September 3, 2004.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by the Registrant with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference as of their respective dates:

a.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

b.	All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2003 (but excluding all information furnished to the Securities and Exchange Commission pursuant to Item 9 and Item 12 of any Current Report on Form 8-K); and

c.	The description of the Company’s Common Stock, which is contained in a registration statement on Form 8-A filed on January 13, 2004 (File No. 000-50549) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     Notwithstanding the foregoing, information furnished under Items 9 and 12 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus or the accompanying registration statement.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.

Item 4. Description of Securities.

     Pursuant to the Directors’ Deferred Compensation Plan (the “Plan”), a director may elect to receive part or all of his annual fee for service on the Board in cash (to be credited to a “cash account”) or stock (to be credited to a “stock account”). In addition, a director may elect to defer his receipt of the balance of the cash account and/or stock account to a time set forth in the election which may not be earlier than (i) thirty days after the commencement of the calendar year following the director’s separation from service on the Board, or (ii) six months after such separation, whichever is later. In addition, a director may elect to receive distributions from the cash account or stock account in a lump sum or over a period of years. The securities being registered hereby represent deferred compensation obligations (the “Obligations”) of the registrant under the Plan. The securities represent contractual obligations of the registrant to pay or distribute to participants in the Plan compensation, the receipt of which the participants have elected to defer, in accordance with the terms of the Plan. There is no trading market for the Obligations.

     The Obligations are unsecured general obligations of the registrant and rank pari passu with other unsecured and unsubordinated indebtedness of the registrant. The Obligations are not subject in any manner, either voluntarily or involuntarily, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Any attempt by any person to transfer or assign benefits under the Plan, other than a claim for benefits by a participant or his or her beneficiary(ies), will be null, void and of no effect.

Item 5. Interests of Named Experts and Counsel.

     The validity of the issuance of the common stock offered by this prospectus and certain other legal matters are being passed upon for us by our counsel, Bass, Berry & Sims PLC.

Item 6. Indemnification of Directors and Officers.

     As permitted by Delaware law, we have adopted provisions in our certificate of incorporation and bylaws that limit or eliminate the personal liability of directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, a director exercise an informed business judgment based on all material information reasonably available to him or her. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payments of dividends; or

•	any transaction from which the director derived an improper personal benefit.

     These limitations of liability do not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as injunctive relief or rescission. These provisions will not alter a director’s liability under federal securities laws. Our certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

     As permitted by Delaware law, our bylaws also provide that:

•	we will indemnify our directors, officers, employees and other agents to the fullest extent permitted by law;

•	we may advance expenses to our directors, officers, employees and other agents in connection with a legal proceeding to the fullest extent permitted by law; and

•	the rights provided in our bylaws are not exclusive.

     In addition to the indemnification provided for in our certificate of incorporation and bylaws, we have entered and intend to continue to enter, into separate indemnification agreements with each of our directors and executive officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements may require us, among other things, to indemnify our directors and executive officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his service as one of our directors or executive officers, that person’s services provided to any other company or enterprise at our request. We believe that these provisions and agreement are necessary to attract and retain qualified individuals to serve as directors and executive officers. We also intend to maintain liability insurance for our officers and directors.

Item 7. Exemption From Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     See the Index to Exhibits following the signature pages hereof.

Item 9. Undertakings.

1. The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

     b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on this 9th day of September, 2004.

GTx, Inc.
By:	/s/ Mitchell S. Steiner
Mitchell S. Steiner, M.D., F.A.C.S.,
Chief Executive Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mitchell S. Steiner and Mark E. Mosteller and each of them acting alone, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Mitchell S. Steiner Mitchell S. Steiner	Chief Executive Officer, Vice Chairman and Director	September 9, 2004
/s/ Mark E. Mosteller Mark E. Mosteller	Chief Financial Officer	September 9, 2004
/s/ J. R. Hyde, III J.R. Hyde, III	Chairman of the Board of Directors	September 9, 2004
/s/ Marc S. Hanover Marc S. Hanover	President, Chief Operating Officer and Director	September 9, 2004
/s/ John H. Pontius John H. Pontius	Director	September 9, 2004
/s/ Rosemary Mazanet Rosemary Mazanet	Director	September 9, 2004
/s/ J. Kenneth Glass J. Kenneth Glass	Director	September 9, 2004
/s/ Andrew M. Clarkson Andrew M. Clarkson	Director	September 9, 2004

INDEX TO EXHIBITS

Exhibit
Number	Description
4	GTx, Inc. Directors’ Deferred Compensation Plan
5	Opinion of Bass, Berry & Sims PLC
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm
23.2	Consent of Bass, Berry & Sims PLC (contained in Exhibit 5)
24	Power of Attorney (included on signature page of this Registration Statement)